Filed pursuant to Rule 424(b)(2) / Registration Statement No. 333-269296

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated December 19, 2023.

GS Finance Corp. $ Barrier Market-Linked Notes (With Daily Barrier Observation) due guaranteed by The Goldman Sachs Group, Inc.
Investment Description

The amount you will be paid on your notes is based on the performance of the common stock of Exxon Mobil Corporation as measured from and including the trade date to and including the determination date, unless a barrier event has occurred. The notes are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

A barrier event will occur if, on any trading day during the observation period (the period from but excluding the trade date to and including the determination date), the closing price of the index stock increases above the upper barrier.

If a barrier event has occurred, at maturity, for each $1,000 face amount, you will receive the face amount of your notes plus a return equal to the contingent return. A barrier event may occur at any point during the observation period; however, you will not receive the payment associated with a barrier event until maturity and you will receive such amount regardless of the final price.

If a barrier event has not occurred and the final price is greater than the initial price (set on the trade date), at maturity, for each $1,000 face amount, you will receive the face amount of your notes plus a return equal to the index stock return (the percentage increase or decrease in the final price from the initial price). As a result of the upper barrier, the maximum return on your notes will be 38.00%.

If a barrier event has not occurred and the final price is equal to or less than the initial price, you will only receive the face amount of your notes.

A purchaser of these notes in the secondary market should determine if a barrier event has already occurred. The occurrence of a barrier event could significantly affect both the secondary market trading price of these notes or the amount that a holder of the notes will receive at maturity. See page PS-7.

Investing in the notes involves significant risks. The notes do not pay interest and your return on the notes is limited to between 13.00% and 15.00% (set on the trade date) if a barrier event occurs during the observation period and, if a barrier event does not occur during the observation period, to 38.00% due to the inclusion of the upper barrier. The repayment of principal applies only if the notes are held to maturity. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of GS Finance Corp. and The Goldman Sachs Group, Inc.

Features	Key Dates*

O  Contingent Return at Maturity If a Barrier Event Occurs – If a barrier event has occurred during the observation period, at maturity you will receive the face amount of your notes plus a return equal to the contingent return for each $1,000 face amount of your notes, regardless of the final price.

O  Exposure to Positive Index Stock Return Up to the Maximum Return If a Barrier Event Does Not Occur – If a barrier event has not occurred during the observation period and the final price is greater than the initial price, at maturity you will receive the face amount of your notes plus a return equal to the index stock return for each $1,000 face amount of your notes. Because of the upper barrier, your return will be limited to the maximum return of 38.00%.

O  Repayment of Principal at Maturity – If a barrier event has not occurred during the observation period and the final price is equal to or less than the initial price, you will receive the face amount of your notes and you will not receive a positive return on the notes. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of GS Finance Corp. and The Goldman Sachs Group, Inc.

Trade date	December 27, 2023
Original issue date	December 29, 2023
Determination date**	December 26, 2025
Stated maturity date**	December 31, 2025
*Expected.
**Subject to postponement.

Notice to investors: the notes are a riskier investment than ordinary debt securities. You should not purchase the notes if you do not understand or are not comfortable with the significant risks involved in investing in the notes.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-14.

Key Terms
Face Amount	Index Stock Issuer	Initial Price of the Index Stock	Upper Barrier	Contingent Return	CUSIP	ISIN
$	Exxon Mobil Corporation	the initial price plus 38.00% of the initial price	between 13.00% and 15.00%	40057XL29	US40057XL290

The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $940 and $970 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see page PS-2.

Original issue price	Underwriting discount	Net proceeds to the issuer
100.00% of the face amount	2.00% of the face amount	98.00% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC	UBS Financial Services Inc. Selling Agent

Pricing Supplement No. dated , 2023

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement , at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $940 and $970 per $1,000 face amount), which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $ per $1,000 face amount).

Prior to , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis over a 90 day period from the time of pricing). On and after , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Notes

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

• General terms supplement no. 8,999 dated February 13, 2023

• Prospectus supplement dated February 13, 2023

• Prospectus dated February 13, 2023

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 8,999 to “underlier(s)” and “index stock(s)” shall be deemed to refer to “underlying(s)” and “underlying index stock(s)”, respectively.

The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

Investor Suitability

The notes may be suitable for you if, among other considerations:

•  You fully understand the risks inherent in an investment in the notes, including the risk of receiving a return that may be equal to, or substantially less than, the contingent return.

•  You can tolerate the possibility of receiving only the face amount of your notes at maturity.

•  You can tolerate fluctuations in the market price of the notes prior to maturity that may be similar to or exceed fluctuations in the price of the index stock.

•  You understand and accept that your return will be limited to the contingent return if a barrier event occurs.

•  You believe that the closing price of the index stock will not be greater than the upper barrier on any trading day during the observation period.

•  You understand and accept that your potential return is limited by the upper barrier if a barrier event does not occur during the observation period and the final price is greater than the initial price.

•  You are willing to invest in the notes based on the contingent return and the upper barrier indicated on the cover hereof and if the contingent return as set to the bottom of the range indicated on the cover hereof (the actual contingent return will be set on the trade date).

•  You are willing to forgo dividends paid on the index stock.

•  You are able and willing to hold the notes to maturity.

•  You accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which GS&Co., is willing to purchase the notes.

• You understand and accept the risks associated with the index stock.

• You are willing to assume the credit risks of GS Finance Corp. and The Goldman Sachs Group, Inc. for all payments under the notes, and understand that if GS Finance Corp. and The Goldman Sachs Group, Inc. default on their obligations, you may not receive any amounts due on the notes.

The notes may not be suitable for you if, among other considerations:

•  You do not fully understand the risks inherent in an investment in the notes, including the risk of receiving a return that may be equal to, or substantially less than, the contingent return.

•  You cannot tolerate the possibility of receiving only the face amount of your notes at maturity.

•  You cannot tolerate fluctuations in the market price of the notes prior to maturity that may be similar to or exceed fluctuations in the price of the index stock.

•  You do not fully understand or are unwilling to accept that your return will be limited to the contingent return if a barrier event occurs.

•  You believe that the closing price of the index stock on any trading day during the observation period will increase during the term of the notes to a price above the upper barrier.

•  You do not fully understand or are unwilling to accept that your potential return is limited by the upper barrier if a barrier event does not occur during the observation period and the final price is greater than the initial price.

•  You seek an investment that has unlimited return potential without a cap on appreciation.

•  You are unwilling to invest in the notes based on the contingent return and the upper barrier indicated on the cover hereof or if the contingent return was set to the bottom of the range indicated on the cover hereof (the actual contingent return will be set on the trade date).

•  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

•  You prefer to receive the dividends paid on the index stock.

•  You are unable or unwilling to hold the notes to maturity, or you seek an investment for which there will be an active secondary market.

•  You do not understand or accept the risks associated with the index stock.

•  You are not willing to assume the credit risks of GS Finance Corp. and The Goldman Sachs Group, Inc. for all payments under the notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review carefully the “Additional Risk Factors Specific to Your Notes” section of this pricing supplement. For more information on the index stock, please see the section titled “The Underlying Index Stock” below.

CONSIDERATIONS FOR SECONDARY MARKET PURCHASERS

A purchaser of these notes in the secondary market should determine if a barrier event has already occurred. The occurrence of a barrier event could affect both the secondary market trading price of these notes after a secondary market purchase or the amount a secondary market purchaser will receive at maturity. In order to determine if a barrier event has occurred, you should determine if, on any date from the day after the trade date to the date of your purchase, the closing price of the underlying index stock was greater than the upper barrier. Certain financial websites make stock prices publicly available, which can be helpful when determining whether a barrier event may have occurred. If you would like assistance in determining whether a barrier event has occurred, please call GS&Co. at (212) 902-0300.

Key Terms (continued)
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlying index stock:	the common stock of Exxon Mobil Corporation (current Bloomberg ticker: “XOM UN”), as it may be replaced or adjusted from time to time as provided herein
Face Amount:

$ in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations:	$1,000 or any integral multiple of $1,000 in excess thereof
Principal amount:	On the stated maturity date, the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to the cash settlement amount.
Cash settlement amount:

•   if a barrier event has occurred, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the contingent return; or

•   if a barrier event has not occurred, either:

o
if the final underlying index stock price is greater than the initial underlying index stock price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the underlying index stock return.
o
if the final underlying index stock price is equal to or less than the initial underlying index stock price, $1,000.

Trade date:	expected to be December 27, 2023
Original issue date (settlement date) (set on the trade date):	expected to be December 29, 2023
Initial underlying index stock price:	$ . The initial underlying index stock price represents the closing price of one share of the underlying index stock on the trade date.
Final underlying index stock price:	the closing price of the underlying index stock on the determination date
Underlying index stock return:	the quotient of (i) the final underlying index stock price minus the initial underlying index stock price divided by (ii) the initial underlying index stock price, expressed as a percentage
Contingent return (set on the trade date):	between 13.00 % and 15.00%
Observation period:

the period from but excluding the trade date to and including the determination date, excluding any date or dates on which the calculation agent determines that a market disruption event occurs or is continuing or that the calculation agent determines is not a trading day. Notwithstanding the immediately preceding sentence, if the calculation agent determines that a market disruption event occurs or is continuing on the last day of the observation period (i.e., the determination date) or that day is not otherwise a trading day, the determination date, and therefore the last day for the observation period, will be postponed as described under “— Determination Date” below

Barrier event:	on any trading day during the observation period, the closing price of the underlying index stock is above the upper barrier
Upper barrier:	the initial underlying index stock price plus 38.00% of the initial underlying index stock price (rounded to the nearest one-hundredth)
Determination date (set on the trade date):	expected to be December 26, 2025, subject to adjustment as described in the accompanying general terms supplement
Stated maturity date (set on the trade date):	expected to be December 31, 2025, subject to adjustment as described in the accompanying general terms supplement
Calculation agent:	Goldman Sachs & Co. LLC (“GS&Co.”)

Investment Timeline With Respect to The Notes Offered Hereby

Trade Date	The initial underyling index stock price and the final terms of the notes are set

Each Trading Day During the Observation Period	The closing price of the underlying index stock is observed

Maturity Date

The final underlying index stock price is observed on the determination date and the underlying index stock return is calculated.

If a barrier event has occurred during the observation period, we will pay you on the stated maturity date an amount in cash for each $1,000 face amount of your notes equal to:

$1,000 + ($1,000 × Contingent Return)

If a barrier event has not occurred during the observation period and the final underlying index stock price is greater than the initial underlying index stock price, we will pay you on the stated maturity date an amount in cash for each $1,000 face amount of your notes equal to:

$1,000 + ($1,000 × the Underlying Index Stock Return)

If a barrier event has not occurred during the observation period and the final underlying index stock price is equal to or less than the initial underlying index stock price, we will pay you on the stated maturity date an amount in cash for each $1,000 face amount of your notes equal to:

$1,000

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF GS FINANCE CORP. AND THE GOLDMAN SACHS GROUP, INC. IF GS FINANCE CORP. AND THE GOLDMAN SACHS GROUP, INC. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

HYPOTHETICAL EXAMPLES
(Hypothetical examples use hypothetical terms only. Actual terms will vary.)

The following examples illustrate the hypothetical payments at maturity under different hypothetical scenarios for a $1,000 note linked to the underlying index stock based on the assumptions set forth in the table below. The actual terms for the offering of notes are specified above.

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical underlying index stock prices during the observation period, including on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of prices of the underlying index stock that are entirely hypothetical; no one can predict what the price of the underlying index stock will be on any day during the observation period, and no one can predict what the final underlying index stock price will be on the determination date. The underlying index stock has been highly volatile in the past — meaning that the prices of the underlying index stock have changed substantially in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying index stock, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-14 of this pricing supplement.

Key Terms and Assumptions
Face amount	$1,000
Contingent return	13.00%
Upper barrier	The initial underlying index stock price plus 38.00% of the initial underlying index stock price (rounded to the nearest one-hundredth)
Neither a market disruption event nor a non-trading day occurs on any day during the observation period, including on the originally scheduled determination date
No change in or affecting the underlying index stock
Notes purchased on original issue date at the face amount and held to the stated maturity date

Moreover, we have not yet set the initial underlying index stock price that will serve as the baseline for determining the underlying index stock return, the upper barrier and the amount that we will pay on your notes at maturity. We will not do so until the trade date. As a result, the actual initial underlying index stock price may differ substantially from the underlying index stock price prior to the trade date. They may also differ substantially from the underlying index stock price at the time you purchase your notes.

For these reasons, the actual performance of the underlying index stock over the life of your notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical index stock prices shown elsewhere in this pricing supplement. For information about the underlying index stock prices during recent periods, see “The Underlying Index Stock — Historical Closing Prices of the Underlying Index Stock” on page PS-21. Before investing in the notes, you should consult publicly available information to determine the underlying index stock prices between the date of this pricing supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlying index stock.

The stock prices in the left column of the table below represent hypothetical final underlying index stock prices and are expressed as percentages of the initial underlying index stock price. The amounts in the middle column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlying index stock, assuming that a barrier event does not occur (i.e., the closing price of the underlying index stock has not increased above the upper barrier on any trading day during the observation period), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlying index stock price, assuming that a barrier event occurs (i.e., the closing price of the underlying stock has increased above the upper barrier on one or more trading days during the observation period), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlying index stock price and the assumptions noted above.

Hypothetical Final Underlying Index Stock Price (as Percentage of Initial Underlying Index Stock Price)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
	Barrier Event Has Not Occurred	Barrier Event Has Occurred
200.000%	N/A	113.000%
175.000%	N/A	113.000%
170.000%	N/A	113.000%
138.000%	138.000%	113.000%
130.000%	130.000%	113.000%
125.000%	125.000%	113.000%
120.000%	120.000%	113.000%
113.000%	113.000%	113.000%
110.000%	110.000%	113.000%
105.000%	105.000%	113.000%
100.000%	100.000%	113.000%
99.000%	100.000%	113.000%
97.000%	100.000%	113.000%
95.000%	100.000%	113.000%
92.000%	100.000%	113.000%
90.000%	100.000%	113.000%
88.000%	100.000%	113.000%
86.000%	100.000%	113.000%
75.000%	100.000%	113.000%
50.000%	100.000%	113.000%
25.000%	100.000%	113.000%
0.000%	100.000%	113.000%

If, for example, a barrier event has occurred and the final underlying index stock price were determined to be 200.000% of the initial underlying index stock price, the cash settlement amount that we would deliver on your notes at maturity would be 113.000% of the face amount of your notes, as shown in the table above. Additionally, if the final underlying index stock price were determined to be

50.000% of the initial underlying index stock price, the cash settlement amount that we would deliver on your notes at maturity would be 113.000% of the face amount of your notes, as shown in the table above.

If, for example, a barrier event has not occurred and the final underlying index stock price were determined to be 110.000% of the initial underlying index stock price, the underlying index stock return would be 10.000% and the cash settlement amount that we would deliver on your notes at maturity would be 110.000% of the face amount of your notes, as shown in the table above. However, you will benefit from the underlying index stock return only if a barrier event has not occurred. Because a barrier event will occur if, on any trading day during the observation period (including the determination date), the closing price of the underlying index stock is above the upper barrier (the initial underlying index stock price plus 38.00% of the initial underlying index stock price, rounded to the nearest one-hundredth), the cash settlement amount that we will deliver at maturity if a barrier event has not occurred will be limited to 138.000% (representing a return of 38.00%) of the face amount. As a result, you would not benefit from a final underlying index stock price on the determination date (or a closing price of the underlying index stock on any other trading day during the observation period) that is above the upper barrier. In fact, a final underlying index stock price on the determination date (or a closing price of the underlying index stock on any other trading day during the observation period) that is above the upper barrier will cause the cash settlement amount that we will deliver at maturity to be limited to 113.000% (representing a contingent return of 13.000%) of the $1,000 face amount. Further, if a barrier event has not occurred and the final underlying index stock price is equal to or less than the initial underlying index stock price, the cash settlement amount that we will deliver at maturity will be limited to 100.000% of the face amount of your notes, as shown in the table above.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final underlying index stock price were any of the hypothetical prices shown on the horizontal axis. The chart shows that, if a barrier event occurs at any time during the observation period, any hypothetical final underlying index stock price would result in a hypothetical payment amount of 113.000% of the face amount of the note (the horizontal line that crosses the 113.000% marker on the vertical axis). The chart also shows that, if a barrier event does not occur at any time during the observation period, any hypothetical final underlying index stock price would result in a hypothetical payment amount that is greater than or equal to 100.000%, but less than or equal to 138.000%, of the face amount of the note (the section on or above the 100.000% marker on the vertical axis but on or below the 138.000% marker on the vertical axis).

200%
150%
100%
50%
0%
Note Performance
(if a barrier event has occurred)
Note Performance
(if a barrier event has not occurred)
138%
113%
Underlier
Performance
138%
0%
50%
100%
150%
200%
Hypothetical Cash Settlement Amount as % of Face Amount
Hypothetical Final Underlying Index Stock Price (as % of Initial Underlying Index Stock Price)

The cash settlement amounts shown above are entirely hypothetical; they are based on hypothetical market prices for the underlying index stock that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in any offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-17.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a bond bought by the holder and one or more options entered into between the holder and us. Therefore, the terms of the notes may be impacted by the various factors mentioned under “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-17. The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final underlying index stock price or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlying index stock price and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive at maturity and the rate of return on the offered notes will depend on the actual initial underlying index stock price and the contingent return, which we will set on the trade date, the actual closing stock prices of the underlying index stock during the observation period and the actual final underlying index stock price determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlying index stock. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Without limiting the foregoing, for certain risks and considerations related to conflicts of interest, including calculation agent discretion and hedging activities, see “Additional Risk Factors Specific to the Notes — Risks Related to Structure, Valuation and Secondary Market Sales — The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes” and “Additional Risk Factors Specific to the Notes — Risks Related to Conflicts of Interest — Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes” in the accompanying general terms supplement.

Risks Related to Structure, Valuation and Secondary Market Sales

•
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

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The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the underlying index stock, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

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The Potential for the Value of Your Notes to Increase Will Be Limited

If a barrier event has not occurred, the cash settlement amount at maturity for each $1,000 face amount of your notes will be limited to between $1,000.00, on the lower end of the range, and $1,380.00, on the higher end of the range (representing a return of between 0.00%, on the lower end of the range, and 38.00%, on the higher end of the range), depending on the underlying index stock return. If a barrier event has occurred, the cash settlement amount at maturity for each $1,000 face amount of your notes will be limited to between $1,130.00 and $1,150.00 (set on the trade date) (representing the contingent return of between 13.00% and 15.00%), regardless of the underlying index stock return.

You will benefit from the underlying index stock return only if a barrier event has not occurred. Because a barrier event will occur if, on any trading day during the observation period (including the determination date), the closing price of the underlying index stock is above the upper barrier (the initial underlying index stock price plus 38.00% of the initial underlying index stock price, rounded to the nearest one-hundredth), the cash settlement amount that we will deliver at maturity if a barrier event has not occurred will be limited to a maximum of $1,380.00 (representing a maximum return of 38.00%) for each $1,000 face amount. As a result, you would not benefit from a final underlying index stock price on the determination date (or a closing price of the underlying index stock on any other trading day during the observation period) that is above the upper barrier. Further, if a barrier event has not occurred and the final underlying index stock price on the determination date is equal to or less than the initial underlying index stock price, the cash settlement amount that we will deliver at maturity will be limited to $1,000.00 (representing a return of 0.00%) for each $1,000 face amount.

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A Higher Upper Barrier May Reflect Greater Expected Volatility of the Underlying Index Stock, and Greater Expected Volatility Generally Indicates An Increased Risk of Increases in the Price of the Underlying Index Stock and, Potentially, a Return Limited to the Contingent Return at Maturity

The economic terms for the notes, including the upper barrier, are based, in part, on the expected volatility of the underlying index stock at the time the terms of the notes are set. “Volatility” refers to the frequency and magnitude of changes in the price of the underlying index stock.

Higher expected volatility with respect to the underlying index stock as of the trade date generally indicates a greater expectation as of that date that the closing price of the underlying index stock could ultimately be greater than the upper barrier on any day during the observation period, which would result in a return limited to the contingent return on your investment in the notes. At the time the terms of the notes are set, higher expected volatility will generally be reflected in a higher upper barrier, as compared to otherwise comparable notes issued by the same issuer with the same maturity but with a different underlying index stock. However, there is no guarantee that the higher upper barrier set for your notes on the trade date will adequately compensate you, from a risk-potential reward perspective, for the greater risk of receiving a return limited to the contingent return on your investment in the notes.

A relatively higher upper barrier (as compared to otherwise comparable securities), which would increase the potential risk of receiving a return limited to the contingent return on your investment in the notes, may generally indicate an increased risk that the price of the underlying index stock will increase substantially. This would result in a return limited to the contingent return on your investment in the notes if the closing price of the underlying index stock is greater than the upper barrier on any day during the observation period. Further, a relatively higher upper barrier may not indicate that the notes have a greater likelihood of a return greater than the contingent return based on the performance of the underlying index stock.

You should not take the historical volatility of the underlying index stock as an indication of its future volatility. You should be willing to accept the downside or upside market risk of the underlying index stock and the potential to receive a return limited to the contingent return on your investment in the notes at maturity.

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The Return on Your Notes May Change Significantly Despite Only a Small Change in the Underlying Index Stock Price

Your ability to participate in any change in the price of the underlying index stock over the life of your notes will be limited and the return on your notes may change significantly despite only a small change in the underlying index stock price. If a barrier event occurs and the final underlying index stock price is greater than the initial underlying index stock price, your return on the notes is limited to the contingent return no matter how much the final underlying index stock price may increase above the initial underlying index stock price. This means that, while an increase in the price of the index stock of 38.00% will not cause a barrier event to occur, an increase of greater than 38.00% will cause a barrier event to occur and your return on the notes will be limited to the contingent return. Accordingly, if a barrier event occurs and the underlying index stock return is positive, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlying index stock.

Further, if a barrier event does not occur and the final underlying index stock price is greater than the initial underlying index stock price but less than between 113.00% and 115.00% of the initial underlying index stock price, your return on the notes will be less than the contingent return notwithstanding the benefit from the underlying index stock return.

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Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

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The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control and impact the value of bonds and options generally, will influence the market value of your notes, including:

• whether a barrier event has occurred;

• the price of the underlying index stock;

• the volatility — i.e., the frequency and magnitude of changes — in the closing price of the underlying index stock;

• the dividend rates of the underlying index stock;

• economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the market segment of which the underlying index stock is a part, and which may affect the closing prices of the underlying index stocks;

• interest rates and yield rates in the market;

• the time remaining until your notes mature; and

• our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the underlying index stock based on its historical performance. The actual performance of the underlying index stock over the life of the offered notes and the cash settlement amount paid on the stated maturity date may bear little or no relation to the historical closing prices of the underlying index stock or to the hypothetical examples shown elsewhere in this pricing supplement.

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If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

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There Is No Affiliation Between the Underlying Index Stock Issuer and Us

We are not affiliated with the underlying index stock issuer. As we have told you above, however, we or our affiliates may currently or from time to time in the future own securities of, or engage in business with, the underlying index stock issuer. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the underlying index stock or the underlying index stock issuer. You, as an investor in your notes, should make your own investigation into the underlying index stock issuers. See “The Underlying Index Stock” below for additional information about the underlying index stock.

The underlying index stock issuer is not involved in the offering of your notes in any way and does not have any obligation of any sort with respect to your notes. Thus, the underlying index stock issuer does not have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

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You Have No Shareholder Rights or Rights to Receive the Underlying Index Stock

Investing in your notes will not make you a holder of the underlying index stock. Neither you nor any other holder or owner of your notes will have any rights with respect to the underlying index stock, including voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlying index stock or any other rights of a holder of the underlying index stock or any other rights with respect to the underlying index stock. Your notes will be paid in cash and you will have no right to receive delivery of the underlying index stock.

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Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

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We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

Risks Related to Tax

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Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

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Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes

The notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity.

This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, exchange or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

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Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE UNDERLYING INDEX STOCK

The index stock issuer is Exxon Mobil Corporation. According to publicly available information, Exxon Mobil Corporation explores for, and produces, crude oil and natural gas and manufactures, trades, transports and sells crude oil, natural gas, petroleum products, petrochemicals and a variety of specialty products.

Information filed with the SEC by the underlying index stock issuer under the Exchange Act can be located by referencing its SEC file number 001-02256.

Where Information About the Underlying Index Stock Issuer Can Be Obtained

The underlying index stock is registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed by the underlying index stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is sec.gov. Information filed with the SEC by the underlying index stock issuer under the Exchange Act can be located by referencing its SEC file number specified below.

Information about the underlying index stock issuer may also be obtained from other sources such as press releases, newspaper articles and other publicly available documents.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the index stock issuer with the SEC.

We Obtained the Information About the Underlying Index Stock Issuer From the Underlying Index Stock Issuer’s Public Filings

This pricing supplement relates only to your notes and does not relate to the underlying index stock or other securities of the underlying index stock issuer. We have derived all information about the underlying index stock issuer in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the underlying index stock issuer in connection with the offering of your note. Furthermore, we do not know whether all events occurring before the date of this pricing supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the underlying index stock — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the underlying index stock issuer could affect the value you will receive on a payment date and, therefore, the market value of your note.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying index stock.

We or any of our affiliates may currently or from time to time engage in business with the underlying index stock issuer, including making loans to or equity investments in the underlying index stock issuer or providing advisory services to the underlying index stock issuer, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the underlying index stock issuer and, in addition, one or more of our affiliates may publish research reports about the underlying index stock issuer. As an investor in a note, you should undertake such independent investigation of the underlying index stock issuer as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

Historical Closing Prices of the Underlying Index Stock

The closing prices of the underlying index stock have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying index stock has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing prices of the underlying index stock during the period shown below is not an indication that the underlying index stock is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical prices of the underlying index stock as an indication of its future performance, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying index stock will result in you receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying index stock. Before investing in the offered notes, you should consult publicly available information to determine the underlying index stock price between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent prices of the underlying index stock. The actual performance of the underlying index stock over the life of the offered notes, as well as the cash settlement amount at maturity, may bear little relation to the historical prices shown below.

The graph below shows the daily historical closing prices of the underlying index stock from January 1, 2018 through December 15, 2023, adjusted for corporate events, if applicable. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities. We obtained the closing prices in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of Exxon Mobil Corporation

125
100
75
50
25
0
Closing Level
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements, and to the extent inconsistent, replaces, the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

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a dealer in securities or currencies;
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a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
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a bank;
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a life insurance company;
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a regulated investment company;
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an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
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a tax exempt organization;
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a partnership;
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a person that owns a note as a hedge or that is hedged against interest rate risks;
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a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
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a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

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a citizen or resident of the United States;
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a domestic corporation;
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an estate whose income is subject to U.S. federal income tax regardless of its source; or
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a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— Non-United States Holders” below.

Your notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, and subject to the discussion below regarding fixed but deferred contingent payments, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity.

We have determined that the comparable yield for the notes is equal to % per annum, compounded semi-annually with a projected payment at maturity of $ based on an investment of $1,000.

Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on the notes, from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period through December 31, 2023
January 1, 2024 through December 31, 2024
January 1, 2025 through

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

If you purchase your notes at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment debt instruments) as of the time you purchase your notes. The original issue price of your notes will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described above even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price.

If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.

Except as described below with respect to certain fixed but deferred contingent payments, any gain you recognize upon the sale, exchange or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Fixed but deferred contingent payments

Notwithstanding the rules described above, special rules apply to a contingent payment debt instrument where all the remaining contingent payments on such instrument become fixed more than six months before all of the contingent payments on such instrument become due. This rule would apply to your notes, for example, if on a date that is more than six months prior to maturity a barrier event occurs. Although not entirely clear, we think that in such a case it would be reasonable for an initial holder of the notes to recognize an ordinary loss equal to any interest previously accrued on the notes that is in excess of the contingent return, and to cease accruing interest over the remainder of the notes. Thereafter, any gain or loss you recognize from a subsequent sale of the notes should generally be characterized as capital gain or loss.

The application to your notes of the rules governing contingent payments that become fixed are not clear, and the Internal Revenue Service could assert that the tax consequences to you should be different than described above. You are urged to consult your tax advisor regarding the application of these rules to your particular circumstances.

Non-United States Holders

If you are a non-United States holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

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a nonresident alien individual;
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a foreign corporation; or
•
an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underlying index stock during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2025, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

See “Supplemental Plan of Distribution” on page S-51 of the accompanying general terms supplement and “Plan of Distribution - Conflicts of Interest” on page 127 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ .

GS Finance Corp. will sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to UBS Financial Services Inc. at such price less a concession not in excess of 2.00% of the face amount. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We expect to deliver the notes against payment therefor in New York, New York on December 29, 2023.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$

GS Finance Corp.

Barrier Market-Linked Notes (With Daily Barrier Observation) due

guaranteed by
The Goldman Sachs Group, Inc.

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Goldman Sachs & Co. LLC

UBS Financial Services Inc.

Selling Agent